Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Lithia Motors, Inc.:
We consent to the use of our reports dated February 22, 2019 with respect to the consolidated balance sheets of Lithia Motors, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting, incorporated herein by reference.
Our report on the effectiveness of internal control over financial reporting as of December 31, 2018 contains an explanatory paragraph stating that management excluded from its assessment of the effectiveness of Lithia Motors, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2018, 17 acquired stores’ internal control over financial reporting. The total assets of these 17 stores represented approximately 9% of consolidated total assets as of December 31, 2018 and approximately 8% of consolidated revenues for the year ended December 31, 2018. Our audit of internal control over financial reporting for Lithia Motors, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of these 17 stores.
/s/KPMG LLP
Portland, Oregon
May 6, 2019